Exhibit 3.6

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES B NON-VOTING REDEEMABLE PREFERRED STOCK
OF
WIZE PHARMA, INC.

Wize Pharma, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of seven thousand and five hundred (7,500) shares of Series B Non-Voting Redeemable Preferred Stock of the Company, as follows:

RESOLVED, that seven thousand and five hundred (7,500) authorized shares of preferred stock of the Company shall be designated as Series B Non-Voting Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Shares”), which shall have the following powers, designations, preferences and other special rights (noting that certain capitalized terms used herein are defined in Section 19 below):

(1) Ranking; Number. The series of preferred shares designated by this Certificate of Designations shall be designated as the Series B Preferred Shares and the number of shares so designated shall be seven thousand and five hundred (7,500). The Series B Preferred Shares shall rank senior to (i) the Series A Preferred Stock of the Company and (ii) the Common Stock of the Company. Series B Preferred Shares that are redeemed, purchased or otherwise acquired by the Company shall revert to authorized but unissued shares of Preferred Stock.

(2) Liquidation.

(a) Out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, and after (i) satisfaction of all liabilities and obligations to creditors of the Company, and (ii) the distributions to any holders of any capital stock of the Company senior in rank to the Series B Preferred Shares in respect of the preferences as to distributions and payments, upon a Liquidation Event, the holders of Series B Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to the distribution (i) in kind, of a number of Bonus Shares equal to eighty percent (80%) of the Bonus Shares then held by the Company (or, if distribution of such Bonus Shares is unfeasible due to any legal restrictions, the fair market value of such Bonus Shares as shall be determined by the Board, acting in good faith) and (ii) any accrued but unpaid BBG Dividends (as defined below), in each case, on a pro rata basis amongst the Holders.

(b) To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the distribution to the Holders in accordance with this Section 2. All the preferential amounts to be transferred or paid, as the case may be, to the Holders under this Section (the “Liquidation Funds”) shall be transferred, paid or set apart for transfer or payment before the payment or setting apart for payment of any amount for, or the distribution of any capital or earnings available for distribution to the stockholders of the Company to the holders of any Junior Stock in connection with a Liquidation Event as to which this Section applies.

(3) Dividends; Distributions. From and after the first date of issuance of any Series B Preferred Shares (the “Issuance Date”), the Holders shall be entitled to receive dividends and distributions only as set forth in this Section 3.

(a) Dividends upon sale of Bonus Shares. Upon each of the Company’s sales of any Bonus Shares (each, a “Bonus Share Sale Event”), the Holders shall be entitled to receive cash dividends in an amount equal to eighty percent (80%) of the Bonus Share Sale Proceeds (the “Sale Distribution Amount”), pro rata amongst the Holders based upon the number of Series B Preferred Shares held by each Holder, payable in accordance with the procedures set forth in Section 3(c).

(b) Dividends upon Company’s Receipt of Bonus Dividends. Upon the Company’s receipt of Bonus Dividends on Bonus Shares held by the Company (each, a “Bonus Dividend Event”), the Holders shall be entitled to receive cash dividends in the amount of eighty percent (80%) of the Bonus Dividend Amount (the “Dividend Distribution Amount”, and together with the Sale Distribution Amount, the “BBG Dividends”), pro rata amongst the Holders based upon the number of Series B Preferred Shares held by each Holder, payable in accordance with the procedures set forth in Section 3(c).

(c) Payment Procedures. The BBG Dividends shall be distributed to the Holders within thirty (30) days following the end of the calendar quarter in which a Bonus Share Sale Event or Bonus Dividend Event occurred. For purposes of this Section (3)(c), a “calendar quarter” shall mean (i) January 1 – March 31, (ii) April 1 – June 30, (iii) July 1 – September 30, or (iv) October 1 – December 31 of any given year. Notwithstanding the foregoing, if the aggregate amount of the BBG Dividends accrued but unpaid shall exceed $500,000, the Company shall distribute the Sale Distribution Amount and the Dividend Distribution Amount not yet distributed within thirty (30) days of the Bonus Dividend Event or the Bonus Share Sale Event which caused the outstanding BBG Dividends to exceed $500,000.

(4) Optional Redemption. From time to time, and at any time, the Company shall be entitled to redeem, in whole or in part, the Series B Preferred Shares then outstanding and not previously redeemed (the “Optional Redemption”) by distributing to the Holders (i) eighty percent (80%) of the Bonus Shares held by the Company on the Optional Redemption Date and (ii) any accrued but unpaid BBG Dividends through the Optional Redemption Date (together, the “Optional Redemption Amount”) or, if only a portion of the Series B Preferred Shares are to be redeemed (such portion, expressed in percentage points of not more than 99.99%, the “Partial Redemption Percentage”), by distributing the Optional Redemption Amount multiplied by the Partial Redemption Percentage, pro rata to the Holders. To effect an Optional Redemption under this Section (4), the Company shall provide written notice to each of the Holders no less than five (5) days and no more than thirty (30) days prior to the date upon which the Optional Redemption shall take place (the “Optional Redemption Date”), setting forth (i) the Optional Redemption Date, (ii) the number of such Holder’s Series B Preferred Shares to be redeemed and (iii) the Optional Redemption Amount expected to be distributed to such Holder on the Optional Redemption Date (subject to adjustments due to a Bonus Share Sale Event or Bonus Dividend Event occurring following the written notice).

(5) Mandatory Redemption. Unless otherwise agreed between the Company and the Required Holders, the Company shall be required to redeem (the “Mandatory Redemption”) all (100%) of the Series B Preferred Shares then outstanding and not previously redeemed by distributing to the Holders (i) eighty percent (80%) of the Bonus Shares held by the Company on the Mandatory Redemption Date and (ii) any accrued but unpaid BBG Dividends through the Mandatory Redemption Date (together, the “Mandatory Redemption Amount”) upon the earlier of (i) sixty (60) days following the Nasdaq Listing or (ii) December 28, 2020 (each, a “Mandatory Redemption Event” and the date thereof being referred to as the “Mandatory Redemption Date”). Within not less than five (5) days prior to the occurrence of the Mandatory Redemption Event, the Company shall provide notice (the “Mandatory Redemption Notice”) to each of the Holders setting forth (i) the date of the Mandatory Redemption Event that has occurred, (ii) the Mandatory Redemption Date, (iii) the number of such Holder’s Series B Preferred Shares to be redeemed, and (iv) the estimated Mandatory Redemption Amount to be distributed to such Holder on the Mandatory Redemption Date (subject to adjustments due to a Bonus Share Sale Event or Bonus Dividend Event occurring following the written notice).

(6) Voting Rights. Except as provided under Section 7 below, the Holders shall not have any voting powers by virtue of their holding such Series B Preferred Shares. For the sake of clarity, no vote or consent of the Holders shall be required pursuant to Section 7 below if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series B Preferred Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds or assets shall have been deposited in trust for such redemption.

(7) Protective Provisions. Notwithstanding Section (6) of this Certificate of Designations, so long as any Series B Preferred Shares are outstanding, the affirmative vote or written consent of the Required Holders, voting in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, voting or acting together as a single class, shall be required before the Company shall take any of the following actions:

(a) amend or repeal any provision of, or add any provision to, this Certificate of Designations, if such action would adversely affect the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Shares; or

(b) issue any additional Series B Preferred Shares.; or

(c) sell or dispose the Bonus Shares for a price per share equal to less than NIS 0.40 (subject to adjustments in case of stock splits, consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Bonus Shares).

(8) Equal Treatment of Holders. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series B Preferred Shares, unless the same consideration (other than the reimbursement of legal fees and expenses) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(9) General Provisions.

(a) In addition to the above provisions with respect to Series B Preferred Shares, such Series B Preferred Shares shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.

(b) Any Series B Preferred Shares which are repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

(c) Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(d) Whenever any payment of cash is to be made by the Company to any Holder pursuant to this Certificate of Designations, such payment shall be made via wire transfer of immediately available funds by providing the Company such Holder’s wire transfer instructions; provided, that a Holder may elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Holders, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(e) Notwithstanding anything to the contrary hereunder, the Company (and its paying agent, if any) shall be entitled to (i) make payments to any applicable tax authority of any withholding taxes imposed under applicable law on any payments, distributions, deemed distributions, redemptions, liquidation and accruals made or arising with respect to the Series B Preferred Shares and (ii) fund such payments by withholding amounts otherwise payable to Holders or by withholding or selling Bonus Shares otherwise transferable to Holders; provided, however, that the Company shall use commercially reasonable efforts to provide to Holders at least five (5) Business Days’ notice of the Company’s intention to make any such withholding and, in reasonable detail, the authority and method of calculation for the proposed withholding in order for Holders to obtain a reduction of, or valid exemption or relief from, such withholding from the applicable tax authority.  Any amounts paid to an applicable tax authority pursuant to the provisions of this Section shall be treated as received by the Holders with respect to whom the withholding taxes were paid for all purposes of this Certificate of Designations.

(f) No Series B Preferred Share shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(10) Governing Law; Jurisdiction; Jury Trial. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware,. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holders from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holders, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holders. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

(11) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificates representing the Series B Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by such Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

(12) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemptions and the like (and the computation thereof) shall be the amounts to be received by such Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach.

(13) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(14) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(15) Transfer of Series B Preferred Shares. A Holder may not assign or otherwise sell or dispose the Series B Preferred Shares and the accompanying rights hereunder held by such Holder without the prior written consent of the Company. Any redemptions of Series B Preferred Shares by the Company shall be made calculating the number of applicable Series B Preferred Shares to one-ten thousandth of a Series B Preferred Share.

(16) Series B Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series B Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series B Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series B Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(17) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series B Preferred Shares may be effected by written consent of the Company’s applicable stockholders or at a duly called meeting of the Company’s applicable stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(18) Independent Nature of Holders’ Obligations and Rights. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute such Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Certificate of Designations, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

(19) Certain Defined Terms. For purposes of this Certificate of Designations, Preferences and Rights of Series B Preferred Shares of the Company (this “Certificate of Designations”) the following terms shall have the following meanings:

(a) “Bonus” means Bonus BioGroup Ltd., a company incorporated under the laws of the State of Israel.

(b) “Bonus Dividend Amount” means the aggregate cash actually received by the Company in a Bonus Dividend Event.

(c) “Bonus Dividends” means cash dividends actually received by the Company on the Bonus Shares held by the Company.

(d) “Bonus Purchase Agreement” means that certain Share Purchase Agreement, by and between the Company and Bonus, dated as of January 9, 2020.

(e) “Bonus Share Sale Proceeds” means the aggregate cash proceeds actually received by the Company in consideration for the sale of Bonus Shares in a Bonus Share Sale Event.

(f) “Bonus Shares” means ordinary shares of Bonus, of no par value each, owned by the Company.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share and (ii) any stock capital into which such Common Stock shall have been changed or any stock capital resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(i) “Junior Stock” means a class junior in rank to the Series B Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event, including for the avoidance of doubt, the Series A Preferred Stock of the Company and the Common Stock of the Company.

(j) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(k) “Nasdaq Listing” means as defined in the Bonus Purchase Agreement.

(l) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(m) “Principal Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

(n) “Required Holders” means the Holders representing at least a majority of the aggregate Series B Preferred Shares then outstanding.

(o) “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of January 9, 2020, by and among the Company and the buyers referred to therein.

(p) “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.001 per share.

(q) “Subsidiaries” means any joint venture or entity in which the Company, directly or indirectly, owns more than 50% of the capital stock or equity or similar interest, including any subsidiaries formed or acquired after the date of this Certificate of Designations.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Noam Danenberg, its Chief Executive Officer, as of the __ day of January, 2020.

WIZE PHARMA, INC.

By:
Name: Noam Danenberg
Title: Chief Executive Officer